EXHIBIT 99.1

Air Methods Reports 1Q2015 Results and 2Q2015 Update

DENVER, May 7, 2015 (GLOBE NEWSWIRE) -- Air Methods Corporation (Nasdaq:AIRM), the global leader in air medical transportation, reported financial results for the quarter ended March 31, 2015 and provided an update on preliminary April 2015 flight volume. For the quarter, revenue increased 8% to $238.3 million from $221.1 million in the prior-year quarter. Net income from continuing operations for the first quarter of 2015 was $12.9 million, or $0.32 per diluted share, compared with $11.6 million, or $0.29 per diluted share, in the first quarter of 2014. The first quarter 2015 results include $2.6 million in pre-tax expenses (reducing EPS by $0.04) to remediate certification documentation issues associated with previous night-vision technology installations on certain aircraft. No further costs are anticipated related to this remediation effort in future quarters.

Community-based patient transports were 13,852 during the current-year quarter, compared with 12,941 in the prior-year quarter, a 7% increase. Patients transported for community bases in operation greater than one year (Same-Base Transports) decreased by less than 1%, or 63 transports, while weather cancellations for these same bases increased by 1,005 transports compared with the prior-year quarter. Requests for community-based service increased 7% for bases open greater than one year. Net revenue per community-based transport increased 7% from $10,928 to $11,651 in the current-year quarter due to the benefit of price increases, net of deterioration in payer mix.

Maintenance expense, excluding tourism operations, increased $7.5 million, or 34%, compared with the prior-year quarter, even though total flight volume increased only 1%. In addition to remediation costs referenced above, increase in maintenance expense per flight hour was attributed to typical quarterly fluctuations associated with scheduled and unscheduled maintenance events. Excluding tourism operations, fuel expense decreased $1.2 million compared with the prior-year quarter, while fuel expense per flight hour decreased by 26%.

For the first quarter, Air Medical Services revenue increased by 9% to $205.9 million compared with $188.9 million in the prior-year quarter, while its segment net income from continuing operations increased 14% from $27.9 million to $31.9 million. Tourism revenue increased 16% from $24.3 million to $28.2 million, while Tourism segment net income decreased from $1.9 million to $0.8 million. United Rotorcraft Division's external revenue decreased to $4.1 million compared with $7.8 million in the prior-year quarter, while its external segment net loss was $0.3 million for the first quarter of 2015 compared to break-even for the prior-year quarter.

The Company also provided an update on preliminary April 2015 flight volume. Total community-based transports increased 11% to 5,070 during April 2015, compared with 4,572 in April 2014. April 2015 Same-Base Transports increased by 18 transports as compared with April 2014. Weather cancellations during April 2015 for these same bases increased by 526 compared with the prior-year month.

Aaron Todd, CEO, stated, "We are pleased to have realized double-digit growth in earnings during the first quarter despite significant increase in weather cancellations and higher than anticipated maintenance expenditures. The steadiness in Same-Base Transports, even with an increase in weather cancellations during the quarter, reveals underlying strength in demand for our services. This strength in demand continued into April despite higher weather cancellations, as well."

The Company will discuss these results in a conference call scheduled today at 4:30 p.m. Eastern. Interested parties can access the call by dialing (855) 601-0049 (domestic) or (720) 398-0100 (international) or by accessing the web cast at www.airmethods.com. A replay of the call will be available at (855) 859-2056 (domestic) or (404) 537-3406 (international), access number32877339, for 3 days following the call and the web cast can be accessed at www.airmethods.com for 30 days.

Air Methods Corporation (www.airmethods.com) is the global leader in air medical transportation. The Air Medical Services Division is the largest provider of air medical transport services in the United States. The United Rotorcraft Division specializes in the design and manufacture of aeromedical and aerospace technology. The Tourism Division is comprised of Sundance Helicopters, Inc. and Blue Hawaiian Helicopters, which provide helicopter tours and charter flights, primarily focusing in the Las Vegas/Grand Canyon region and Hawaii respectively. Air Methods' fleet of owned, leased or maintained aircraft features over 400 helicopters and fixed wing aircraft.

Forward-Looking Statements: Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements in this press release that are "forward-looking statements," including those related to (i) preliminary flight volume for April 2015; and (ii) increasing demand for our services, are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to, the size, structure and growth of the Company's air medical services, United Rotorcraft Division and Tourism Division; the collection rates for patient transports; pace of collections; the continuation and/or renewal of air medical service contracts; the final results of April 2015 flight volume; weather conditions across the U.S.; development and changes in laws and regulations, including, without limitation, the impact of the Patient Protection and Affordable Care Act; increased regulation of the health care and aviation industry through legislative action and revised rules and standards; and other matters set forth in the Company's filings with the SEC. The Company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

About Non-GAAP Financial Information: This press release discusses EBITDA, which is not calculated in conformity with U.S. Generally Accepted Accounting Principles (GAAP). The Company defines EBITDA as earnings before interest, income taxes, depreciation, amortization and gain or loss on disposition of assets. A table is provided in this press release to reconcile such non-GAAP financial measure to net income, which is the most directly comparable financial measure prepared in accordance with GAAP. Such table below includes all information reasonably available to the Company at the date of this press release and adjustments that the Company can reasonably predict. Events that could cause the reconciliation to change include, but are not limited to, acquisitions and divestitures of businesses and goodwill and other asset impairments.

To supplement the Company's consolidated financial statements presented on a GAAP basis, management believes that this non-GAAP measure provides useful information about the Company's core operating results and thus is appropriate to enhance the overall understanding of the Company's past financial performance and its prospects for the future. Management believes the additions and subtractions from net income used to calculate EBITDA reflect the measurements that its bank creditors and third party stock analysts use in evaluating the Company. These adjustments to the Company's GAAP results are made with the intent of providing both management and investors a more complete understanding of the Company's underlying operational results and trends and performance. Management uses this non-GAAP measure to evaluate the Company's financial results. The presentation of non-GAAP measures is not meant to be considered in isolation or as a substitute for or superior to financial results determined in accordance with GAAP.

Please contact Christina Brodsly at (303) 256-4122 to be included on the Company's e-mail distribution list.

– FINANCIAL STATEMENTS ATTACHED –

AIR METHODS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(unaudited)

	March 31, 2015	December 31, 2014

ASSETS

Current assets:
Cash and cash equivalents	$ 24,779	13,165
Trade receivables, net	297,958	293,985
Other current assets	89,158	92,691

Total current assets	411,895	399,841

Net property and equipment	720,903	721,981
Other assets, net	241,667	239,483

Total assets	$ 1,374,465	1,361,305

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Notes payable related to aircraft pending long-term financing	$ 5,710	11,442
Current portion of indebtedness	69,985	69,781
Accounts payable, accrued expenses and other	97,533	99,044

Total current liabilities	173,228	180,267

Long-term indebtedness	566,498	563,373
Other non-current liabilities	141,290	138,775

Total liabilities	881,016	882,415

Redeemable non-controlling interests	7,287	6,981

Total stockholders' equity	486,162	471,909

Total liabilities and stockholders' equity	$ 1,374,465	1,361,305

AIR METHODS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except share and per share amounts)
(unaudited)

	Quarter Ended
	March 31,
	2015	2014

Revenue:
Patient transport revenue, net	$ 161,816	141,862
Air medical services contract revenue	40,639	44,761
Tourism revenue	28,221	24,338
Product operations	4,137	7,820
Dispatch and billing service revenue	3,486	2,288
Total revenue	238,299	221,069

Expenses:
Operating expenses	156,743	144,596
General and administrative	35,725	31,325
Depreciation and amortization	20,044	20,372
	212,512	196,293

Operating income	25,787	24,776

Interest expense	(4,985)	(5,528)
Other, net	364	(26)

Income from continuing operations before income taxes	21,166	19,222

Income tax expense	(8,290)	(7,645)

Income from continuing operations	12,876	11,577

Loss on discontinued operations, net of income taxes	(9)	(525)

Net income	12,867	11,052

Income attributable to redeemable non-controlling interests	239	163

Net income attributable to Air Methods Corporation and subsidiaries	$ 12,628	10,889

Income (loss) per common share:
Basic
Continuing operations	$ 0.32	0.29
Discontinued operations	--	(0.01)
Diluted
Continuing operations	$ 0.32	0.29
Discontinued operations	--	(0.01)

Weighted average common shares outstanding - basic	39,262,063	39,119,397
Weighted average common shares outstanding - diluted	39,390,415	39,318,180

AIR METHODS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(unaudited)

	Quarter Ended
	March 31,
	2015	2014

Cash flows from operating activities:
Net income	$ 12,867	11,052
Loss from discontinued operations, net of income taxes	9	525
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,044	20,372
Deferred income tax expense	6,039	5,971
Stock-based compensation	1,848	774
Tax benefit from exercise of stock options	(12)	(975)
Loss (gain) on disposition of assets	(262)	407
Unrealized loss on derivative instrument	149	53
Loss from equity method investee	224	441
Changes in assets and liabilities, net of effects of acquisitions	(6,414)	(22,682)

Net cash provided by continuing operating activities	34,492	15,938
Net cash used by discontinued operating activities	(96)	(841)
Net cash provided by operating activities	34,396	15,097

Cash flows from investing activities:
Acquisition of property and equipment	(23,493)	(35,388)
Buy-out of previously leased aircraft	--	(5,554)
Proceeds from disposition of equipment	1,997	5,567
Decrease (increase) in other assets	(4,577)	535

Net cash used by continuing investing activities	(26,073)	(34,840)
Net cash provided (used) by discontinued investing activities	25	(48)
Net cash used by investing activities	(26,048)	(34,888)

Cash flows from financing activities:
Proceeds from issuance of common stock, net	207	479
Tax benefit from exercise of stock options	12	975
Net borrowings (payments) under line of credit	--	13,000
Payments for financing costs	(4)	(69)
Proceeds from long-term debt	21,137	19,965
Payment of long-term debt, notes payable, and capital lease obligations	(18,086)	(16,416)
Proceeds from non-controlling interests	--	98

Net cash provided by continuing financing activities	3,266	18,032
Net cash provided (used) by discontinued financing activities	--	--
Net cash provided by financing activities	3,266	18,032

Increase (decrease) in cash and cash equivalents	11,614	(1,759)

Cash and cash equivalents at beginning of period	13,165	9,862

Cash and cash equivalents at end of period	$ 24,779	8,103

AIR METHODS CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO EBITDA
(Amounts in thousands)
(unaudited)

	Quarter Ended
	March 31,
	2015	2014

Net income attributable to Air Methods Corporation and subsidiaries	$ 12,628	10,889
Loss on discontinued operations, net of income taxes	(9)	(525)
Net income from continuing operations attributable to Air Methods Corporation and subsidiaries	12,637	11,414

Interest expense *	4,945	5,495
Income tax expense *	8,290	7,645
Depreciation and amortization *	19,956	20,289
Loss (gain) on disposition of assets, net *	(262)	407

EBITDA from continuing operations	$ 45,566	45,250

* Excludes amounts attributable to redeemable non-controlling interests
CONTACT: Trent J. Carman, Chief Financial Officer, (303) 792-7591